Exhibit 4.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of July 15, 2010

among

GE CONSUMER FINANCE CENTRAL HOLDINGS CORP.,

GENERAL ELECTRIC CAPITAL CORPORATION

and

GRUPO AVAL ACCIONES Y VALORES S.A.

i

(continued)
Page

Section 4.21	Insurance Coverage	13

Section 4.22	Anti-Corruption	13

(continued)
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Section 6.12	Solvency After Closing	28

Section 6.13	Environmental Matters	28

Section 6.14	Financing	29

Section 6.15	Powers of Attorney	29

Section 6.16	Assignment of Subsidiary Shares	29

Section 6.17	Insurance	29

(continued)
Page

EXHIBITS

Exhibit A	Definitions

Exhibit B	Form of Transition Services Agreement

Exhibit C	Tax Matters Agreement

Exhibit D	Employee Matters Exhibit

Exhibit E	Non-Competition Covenant

This STOCK PURCHASE AGREEMENT, dated as of July 15, 2010, is made among GE CONSUMER FINANCE CENTRAL HOLDINGS CORP., a British Virgin Islands business company (“GECF”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC” or “GE Capital”) and GRUPO AVAL ACCIONES Y VALORES S.A., a legal entity incorporated under the laws of the Colombia (the “Acquiror”).

PRELIMINARY STATEMENTS

A.           GECF owns 37,500 Class A Preferred Shares (as defined in the Charter) (the “GECF Shares”), representing 75% of the Capital Stock of BAC Credomatic GECF Inc., a British Virgin Islands business company (the “Company”), and BAC-Credomatic Holding Co. Ltd., a British Virgin Islands business company (the “Minority Shareholder”), owns 12,500 Class B Preferred Shares (as defined in the Charter) (the “Remaining Shares” and, together with the GECF Shares, the “Shares”), representing 25% of the Capital Stock of the Company.  The Shares constitute all of the issued and outstanding shares of Capital Stock of the Company.

B.           GECF has the right to purchase the Remaining Shares from the Minority Shareholder and to cause the Minority Shareholder to transfer the Remaining Shares to the Acquiror contemporaneously with the consummation of the Closing pursuant to the terms of the Shareholders Agreement.

C.           GECF desires to sell to the Acquiror, and the Acquiror desires to purchase from GECF, all of the Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the parties to this Agreement agree, intending to be legally bound, as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale of the Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, GECC shall cause GECF to sell, convey, assign, transfer and deliver to the Acquiror, and the Acquiror shall purchase, acquire and accept from GECF, all of GECF’s right, title and interest in and to the Shares.

ARTICLE III

PURCHASE PRICE

Section 3.01    Closing.  (A) As soon as practicable, but in no event later than the fifth Business Day following the satisfaction or waiver of the conditions (other than those which, by their nature, are to be satisfied at the Closing) set forth in Section 9.01 and Section 9.02, or (B) on such other date as GECF and the Acquiror may mutually agree in writing, provided that all of the conditions to closing specified in Section 9.01 and Section 9.02 are then satisfied or have been waived (other than those which, by their nature, are to be satisfied at the Closing), the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at 10:00 am Eastern Time at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, or such other place, date and time as GECF and the Acquiror may mutually agree in writing.  The date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 3.02    Purchase Price.

(a) The aggregate purchase price for the Shares shall be an amount in cash equal to one billion nine hundred million Dollars ($1,900,000,000), as such amount may be adjusted pursuant to Section 3.02(b) (as so adjusted, the “Purchase Price”).

(b)   (i)           The Purchase Price shall be adjusted as follows: (i) if the Closing shall occur after December 31, 2010, the Purchase Price shall be increased by the amount set forth below for each day thereafter including the Closing Date, as set forth below:

For each day:	Amount:
January 2011	$322,580.65
February 2011	$357,142.86
March 2011	$483,870.97
April 2011	$500,000.00
Thereafter	$489,795.92

(ii)           if the aggregate amount of cash dividends declared and/or paid by the Company following the date of this Agreement and on or prior to the Closing Date shall exceed $20 million, the Purchase Price shall be reduced by such excess; and

(iii)           if the aggregate amount of cash dividends declared and/or paid by the Company following the date of this Agreement and on or prior to the Closing shall be less than $20 million, the Purchase Price shall be increased by the amount of such shortfall.

(c)           The Purchase Price shall be allocated equally among the Shares.  Except as expressly provided in Section 4 of the Tax Matters Agreement, the Purchase Price shall be free and clear of any withholding for Taxes.

Section 3.03    Closing Deliveries by GECF.  At the Closing, GECF shall deliver or cause to be delivered to the Acquiror:

(a) certificates evidencing the Shares, duly endorsed in blank or accompanied by powers duly executed in blank or other duly executed instruments of transfer as required in order to validly transfer title in and to the Shares;

(b) evidence of the registration of the Acquiror as the holder of the Shares in the share register of the Company;

(c) a receipt for the Purchase Price;

(d) duly executed counterparts to the Transition Services Agreement contemplated to be delivered pursuant to Section 9.02(e);

(e) a certificate of an authorized representative of GECF or GECC, as applicable, dated the Closing Date, in form and substance reasonably satisfactory to the Acquiror, as to: (i) the Charter; (ii) the by-laws of the Company; (iii) the resolutions duly and validly adopted by GECF’s Board of Directors evidencing its authorization of the execution, delivery and performance of the Transaction Agreements to which GECF is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements; and (iv) incumbency and signatures of the officers of GECF or GECC executing the Transaction Agreements to which GECF or GECC is a party, as applicable;

(f) a certificate of an authorized officer of GECF or GECC as applicable, dated the Closing Date, certifying to clauses (i) and (ii) of Section 9.02(a); and

(g) copies (or other evidence) of all Third Party Consents obtained, in satisfaction of Section 9.02(c).

Section 3.04   Closing Deliveries by the Acquiror.  At the Closing, the Acquiror shall deliver to GECF:

(a) the Purchase Price by wire transfer in immediately available funds in Dollars, to an account or accounts as directed by GECF, which account information shall be provided to the Acquiror by GECF not less than two Business Days prior to the Closing Date.

(b) a receipt for the Shares;

(c) duly executed counterparts to the Transition Services Agreement contemplated to be delivered pursuant to Section 9.01(e);

(d) a certificate of the Secretary of the Acquiror, dated the Closing Date, in form and substance reasonably satisfactory to GECF, as to: (i) the Organizational Documents of the Acquiror; (ii) the resolutions duly and validly adopted by the Board of Directors (or similar governing body) of the Acquiror evidencing its authorization of the execution, delivery and performance of the Transaction Agreements to which the Acquiror is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements; and (iii) incumbency and signatures of the officers of the Acquiror executing the Transaction Agreements to which the Acquiror is a party;

(e) a certificate of an authorized officer of the Acquiror, dated the Closing Date, certifying to clauses (i) and (ii) of Section 9.01(a); and

(f) copies (or other evidence) of all Regulatory Approvals and Required Notices made or obtained, and the expiration of any applicable waiting periods in satisfaction of the condition set forth in Section 9.02(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GECF AND GECC

Each of GECF and GECC hereby jointly and severally represents and warrants to the Acquiror that, except as set forth in the Disclosure Letter, as of the date hereof and as of the Closing Date (except for such representations and warranties which by their express provisions are made as of another date, in which case, as of such other date):

Section   4.01 Organization, Qualification and Authority of the Company, GECF and GECC.  Each of the Company and GECF are duly organized, validly existing and in good standing under the Laws of the British Virgin Islands.  GECC is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Section 4.01 of the Disclosure Letter sets forth true and complete copies of the Organizational Documents of the Company as currently in effect on the date of this Agreement.

Section   4.02 Organization and Qualification of the Company’s Subsidiaries.

(a) Each of the Company’s Subsidiaries is duly organized, validly existing and, to the extent legally applicable,  in good standing under the Laws of its jurisdiction of organization.

(b) All directors and officers of the Company and each of the Company’s Subsidiaries have been appointed in accordance with the requirements of applicable Law.  The Company and each of the Company’s Subsidiaries has the requisite corporate power and authority to operate its business as now conducted.  The Company and each of the Company’s Subsidiaries is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable,  is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing is not, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

Section   4.03 Capital Structure of the Company and its Subsidiaries.

(a) The Company is authorized by its Memorandum of Association to issue a maximum of 50,000 shares which may be Class A Preferred Shares and Class B Preferred Shares

all of which are issued and outstanding, and such issued and outstanding Class A Preferred Shares and Class B Preferred Shares collectively constitute the Shares.  The Shares represent all of the issued and outstanding capital stock of the Company on the date hereof.  As of the date hereof, GECF is the registered owner of 37,500 Class A Preferred Shares of the Company, and the Minority Shareholder is the registered owner of 12,500 Class B Preferred Shares of the Company.  Upon the consummation of the exercise by GECF of its right to acquire the Remaining Shares from the Minority Shareholder, GECF will be the record and beneficial owner of all of the Shares, and upon transfer by GECF at the Closing, GECF will transfer and deliver, or cause to be transferred and delivered, to the Acquiror title to all of the Shares free and clear of all Liens and any restriction on the right to vote, sell or otherwise dispose of the Shares other than pursuant to applicable securities laws or in connection with any action or omission of the Acquiror or any of its Affiliates.  The Shares have been duly authorized and validly issued, are fully paid and nonassessable, not subject to cancellation or rescission, and were not issued in violation of any preemptive rights.  There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any of its shares, other equity interests or securities convertible into or exchangeable for its shares or other equity interests or any shares or other equity interests of the Company, other than as provided in this Agreement or the Shareholders Agreement.  Except for the Shareholders Agreement, which shall terminate in its entirety as of the Closing Date with no further force and effect (except for the provisions that survive in accordance with Sections 5.03, 5.04, 5.05, 5.06 and 5.17(g) (as such provision relates to the non-compete and non-solicitation obligations in the preceding sections) of the Shareholders Agreement), there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares or other equity interests of the Company.

(b) A true and complete list of the Company’s Subsidiaries is set forth in Section 4.03(b) of the Disclosure Letter. The (i) authorized capital stock; (ii) number of issued and outstanding shares; and (iii) the Person who holds such shares, of each of the Company’s Subsidiaries is set forth in Section 4.03(b) of the Disclosure Letter.  Except as set forth in Section 4.03(b) of the Disclosure Letter, at the Closing, the Company or another Subsidiary of the Company will own, with at least the minimum required number of shareholders under applicable Law, all the outstanding capital stock of each of the Company’s Subsidiaries, free and clear of all Liens and any restrictions on the right to vote, sell or otherwise dispose of the shares other than pursuant to applicable securities laws or in connection with any action or omission of the Acquiror or any of its Affiliates, except Liens created by or through the Acquiror or any of its Affiliates.  All of the outstanding shares of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, not subject to cancellation or rescission, and were not issued, subscribed or paid in violation of any preemptive rights.  There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any of the Company’s Subsidiaries to issue or sell any of its shares, other equity interests or securities convertible into or exchangeable for its shares or other equity interests or any shares or other equity interests of such Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares or other equity interests of any of the Company’s Subsidiaries.

(c)  Except as set forth on Section 4.03(c) of the Disclosure Letter, from the date of the Reference Balance Sheet to the date hereof, the Company has not paid, declared or agreed to declare or otherwise approve, the payment of any dividend or other distribution.

Section 4.04   Investments in Other Persons.  Except as set forth in Section 4.04 of the Disclosure Letter, the Company does not own, directly or indirectly, any assets other than the Subsidiaries’ shares and has not made any investments in, and does not have any ownership or other interest in, any Person. The Company is not engaged in any activities of any kind other than owning the Subsidiaries’ shares. Except as set forth in Sections 4.03(b) or 4.04 of the Disclosure Letter, the Subsidiaries do not have any direct or indirect equity, profit, other economic or voting interest in any other Person.

Section 4.05   Authority of GECF and GECC.  The execution and delivery by each of GECF and GECC of the Transaction Agreements to which it is a party and the consummation by each of GECF and GECC of the transactions contemplated by, and the performance by each of GECF and GECC of its obligations under, the Transaction Agreements to which it is a party have been duly authorized by all requisite action on the part of GECF and GECC.  This Agreement has been, and upon execution and delivery of the other Ancillary Agreements to which each of GECF and GECC is a party will be, duly executed and delivered by GECF and GECC, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes, and upon execution and delivery, the other Ancillary Agreements to which it is a party will constitute, legal, valid and binding obligations of GECF and GECC, enforceable against GECF and GECC in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.06   No Conflict.  Provided that all consents, approvals, authorizations notices, and other actions described in Section 4.07 have been obtained or taken, the execution, delivery and performance by each of GECF and GECC of the Transaction Agreements and the consummation by GECF and GECC of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the Organizational Documents of GECF, GECC, the Company or any of its Subsidiaries, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to GECF, GECC, the Company or its Subsidiaries or (c) except as set forth in Section 4.06(c) of the Disclosure Letter, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on the Shares or any of the Assets pursuant to, any Material Contract.

Section 4.07   Consents and Approvals.  The execution and delivery by each of GECF and GECC of the Transaction Agreements to which it is a party do not, and the performance by GECF and GECC, and the consummation by GECF and GECC of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, other than (a) the requirements of applicable Law and Governmental

Authorities, in each case, relating to the regulation of banks and financial institutions, (b) the requirements, if any, of applicable Law and Governmental Authorities, in each case, relating to antitrust or competition, (c) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent or materially delay the consummation by GECF and GECC of the transactions contemplated by, or the performance by each of GECF and GECC of any of its material obligations under, the Transaction Agreements, or (d) as may be necessary as a result of any facts or circumstances relating to the Acquiror or its Affiliates.

Section 4.08   Financial Information.

(a)   Section 4.08(a) of the Disclosure Letter sets forth the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 (the “Reference Balance Sheet”) and December 31, 2008 and the audited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the years then ended (collectively, “Consolidated Financial Statements”).  The Consolidated Financial Statements have been prepared in accordance with U.S. GAAP, consistently applied (except in each case as described in the notes thereto), and on that basis present fairly, in all material respects, the consolidated financial condition and the results of operations of the Company and its Subsidiaries at their respective dates and for the respective periods covered by such statements.

(b)   Section 4.08(b) of the Disclosure Letter sets forth the interim unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2010 and the interim unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the periods then ended (collectively, “Interim Consolidated Financial Statements”).  The Interim Consolidated Financial Statements have been prepared in accordance with U.S. GAAP and on that basis present fairly, in all material respects, the consolidated financial condition and the results of operations of the Company and its Subsidiaries at their respective dates and for the respective periods covered by such statements, subject to year-end audit adjustments and the absence of notes thereto.

(c)   Except as set forth in Section 4.08(c) of the Disclosure Letter, since December 31, 2009, the Company has not made any material change in any method of accounting or accounting principle, practice or policy used by the Company or any of its Subsidiaries in the preparation of its financial statements.

Section 4.09   Undisclosed Liabilities.  Except for (a) liabilities or obligations set forth, accrued or reserved against in the Consolidated Financial Statements or Interim Consolidated Financial Statements and (b) liabilities incurred in the ordinary course of business since the date of the Interim Consolidated Financial Statements, there are no material liabilities or obligations of the Company or the Company’s Subsidiaries of any nature, whether or not required to be disclosed or reflected on a balance sheet prepared in a manner consistent with the Consolidated Financial Statements under U.S. GAAP which are or would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.10   Absence of Certain Changes or Events.  Except as contemplated by the Transaction Agreements, from the date of the Reference Balance Sheet to the date of this Agreement, the Company and its Subsidiaries have operated in the ordinary course consistent with past practice, and as of the date hereof, there has not been any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect or that would materially impair or delay the ability of GECF or GECC to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements, and, except as set forth in Section 4.10 of the Disclosure Letter, there has not been any event or circumstance which, had it occurred following the date hereof, would have been subject to disclosure in Section 6.01 of the Disclosure Letter pursuant to Section 6.01 of this Agreement.

Section 4.11   Proceedings.  Except as set forth in Section 4.11 of the Disclosure Letter, there are no Actions pending against or, to the Knowledge of GECF, threatened against GECF, the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, before any Governmental Authority which, individually, would reasonably be expected to result in a Loss exceeding $500,000 or in the aggregate, would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

Section 4.12 Compliance with Laws; Reports.  Except as set forth in Section 4.12 of the Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is in violation of any Laws or Governmental Orders, and has not since January 1, 2008 violated, and to the Knowledge of GECF is not under investigation by a Governmental Authority with respect to and has not been threatened by a Governmental Authority to be charged with or given notice by a Governmental Authority of any violation of, any Laws or Governmental Orders, except for violations that do not and would not reasonably be expected to, individually result in a Loss exceeding $500,000, or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country, (ii) each of the Company’s Subsidiaries is in compliance with any and all solvency and capital requirements under applicable Law and no Governmental Order is in effect, pending or, to the Knowledge of GECF, threatened that would require the Company or any of the Company’s Subsidiaries to increase its capital and (iii) each of the Company’s Subsidiaries is in compliance in all material respects with prudential restrictions, safety and soundness safeguards, investment regulations, and other Laws applicable to financial institutions.  Except as set forth in Section 4.12 of the Disclosure Letter, all material reports, statements, documents, registrations, filings or submissions (the “Reports”) required to be filed by the Company and the Subsidiaries with any Governmental Authority have been filed, all fees and assessments due and payable in connection with all such Reports have been paid, and all such Reports were in compliance with any requirements of Law when filed or as amended or supplemented, there are no material unresolved violations by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries, and no material deficiencies have been asserted in writing by any Governmental Authority with respect to any Report that have not been remedied, except for such failure to file, non-compliance, unresolved item or deficiency that does not and would not reasonably be expected to, individually result in a Loss exceeding $500,000, or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.  Except as set forth in Section 4.12 of the Disclosure Letter, the Company and its Subsidiaries have complied with all foreign investment and foreign exchange regulations under applicable

Law in jurisdictions where the Company or its Subsidiaries conduct business, including any investment registration requirements of any Governmental Authority, except for such non-compliance that does not and would not reasonably be expected to, individually result in a Loss exceeding $500,000, or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

Section 4.13 Governmental Licenses and Permits.

(a)   Except as set forth in Section 4.13(a) of the Disclosure Letter, the Company and its Subsidiaries hold all banking authorizations, licenses and registrations and all other material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations required to conduct their business in accordance with applicable Law as conducted on the date of this Agreement (all banking authorizations, licenses and registrations and all other material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, collectively, “Permits”).

(b  ) Except as set forth in Section 4.13(b) of the Disclosure Letter, each Permit currently held by the Company and the Subsidiaries is valid and no termination or suspension or other material impairment by any Governmental Authority of any Permit is pending or to the Knowledge of GECF, threatened.  A list of the Permits is set forth in Section 4.13(b) of the Disclosure Letter.

(c)   None of the Permits will be terminated or suspended or will otherwise be materially impaired or become terminable by any Governmental Authority, in whole or in part, as a result of the transactions contemplated hereby or by the Transaction Agreements.

Section 4.14 Assets Other than Real Properties; Liens.

(a)   On the Closing Date (assuming receipt of all Required Third Party Consents and all consents, approvals and authorizations contemplated by Section 4.07), the Assets will, taking into account all Ancillary Agreements, constitute all of the assets and properties necessary to conduct the business of the Company and its Subsidiaries immediately following the Closing in all material respects as it is conducted on the date of this Agreement; provided, however, that this Section 4.14 shall not be deemed to be breached as a result of any action that GECF is required or expressly permitted to take pursuant to this Agreement (including pursuant to Section 6.01) or the Ancillary Agreements, or for which the Acquiror has provided its consent (including pursuant to Section 6.01).

(b)   Except for Permitted Liens or Liens created by or through the Acquiror or any of its Affiliates, the Company and its Subsidiaries have valid title to, or a valid leasehold interest in or license to, all of the Assets (other than the Real Properties, which are covered in Section 4.19) free and clear of all Liens or any options, warrants or other rights of any other Person to acquire any of the Assets having a value of greater than $5,000,000 in the aggregate, other than in the ordinary course of business.

Section 4.15 Intellectual Property.

(a)   Section 4.15 (a) of the Disclosure Letter sets forth a true and complete list of all (i) issued patents and pending patent applications, (ii) trademark, service mark and domain name registrations and applications for registration thereof, and (iii) copyright registrations and applications for registration thereof, in each case that are owned by the Company and its Subsidiaries as of the date of this Agreement.  All of the registrations and applications for registration of the Company Intellectual Property that are listed in Section 4.15(a) of the Disclosure Letter are applied for or registered in the name of the Company or the applicable Company Subsidiary in the listed jurisdiction and, to the Knowledge of GECF, are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their validity or enforceability (other than office actions in the ordinary course), and no such Company Intellectual Property has been adjudged by a court of competent jurisdiction to be invalid or unenforceable.  Except for Permitted Liens or Liens created by or through the Acquiror or any of its Affiliates, the Company Intellectual Property listed in Section 4.15(a) of the Disclosure Letter is owned exclusively by the Company or its Subsidiaries, as the case may be, free and clear of all Liens.  The consummation of the transactions contemplated by this Agreement will not encumber, impair or extinguish any Company Intellectual Property in any material respect.

(b)   The operation of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate, or otherwise violate the Intellectual Property of any third party, except for such infringement, misappropriation or violations as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

(c)   To the Knowledge of GECF, no Person is engaging in any activity that infringes upon, misappropriates, or otherwise violates the Company Intellectual Property, except for any such infringements, misappropriations and violations that do not materially impair the ability of the Company or its Subsidiaries to operate their business as currently conducted.

(d)   None of the Company or its Subsidiaries has received any written claim or notice from any Person since July 27, 2005 alleging that the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates any Intellectual Property of any third party in any manner which, if proven or established, would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, in any Relevant Country.  As of the date hereof, there are no suits, actions or proceedings pending or, to the Knowledge of GECF, threatened in writing against the Company or its Subsidiaries, in which any Person alleges that the Company or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party, which, if successful, would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

(e)  The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain in all material respects the confidentiality of all Company Intellectual Property that is comprised of trade secrets that are material to the business or operation of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

Section 4.16 Related Party Transactions.  Section 4.16 of the Disclosure Letter contains a complete list of all transactions and agreements and balances as of the date of the Reference Balance Sheet and all transactions and agreements entered into, and all liabilities accrued, since the date of the Reference Balance Sheet, involving GECF or the Minority Shareholder or any of their respective Related Parties, on the one hand, and the Company and the Company’s Subsidiaries, on the other hand other than (i) employee compensation and benefits and (ii) retail, commercial or private banking services, such as demand, savings, checking, time deposits, loans or credit cards in the ordinary course of business.  All transactions and agreements listed in Section 4.16 of the Disclosure Letter have been made on an arms’ length basis.  Except for the transactions and agreements listed in Section 4.16 of the Disclosure Letter, there are no agreements, arrangements or understandings between GECF or the Minority Shareholder or any of their respective Related Parties, on the one hand, and the Company and its Subsidiaries, on the other hand.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable in respect of any obligation of GECF or the Minority Shareholder or any of their respective Related Parties.

Section 4.17 Contracts.

(a)   Section 4.17(a) of the Disclosure Letter lists the Material Contracts in effect on the date of this Agreement.  True and complete copies of the Material Contracts have been made available to the Acquiror.

(b)   Except as set forth in Section 4.17(b) of the Disclosure Letter, each Material Contract is a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of GECF, each other party to such Material Contract, has not expired and is enforceable against the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of GECF, each other party to such Material Contract in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)   Except as set forth in Section 4.17(c) of the Disclosure Letter, (i) none of the Company or its Subsidiaries nor, to the Knowledge of GECF, any other party to a Material Contract is in material default or material breach of a Material Contract, and (ii) to the Knowledge of GECF, subject to delivering the Required Notices and obtaining the Regulatory Approvals, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both) under any Material Contract.

Section 4.18 Environmental.  Except as set forth on Section 4.18 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of any Laws or subject to any Liabilities relating to the environment, human health and safety or pollutants, wastes, chemicals or other hazardous materials, except any such violations or Liabilities as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries in any Relevant Country.  Notwithstanding anything in this Agreement to the contrary, this Section 4.18 shall be the only representation or warranty in this Agreement with respect to environmental matters.

Section 4.19 Real Property.

(a) Section 4.19(a) of the Disclosure Letter sets forth a list of the Owned Real Property and Leased Real Property with an annual rent equal to or greater than $500,000.  Except as set forth in Section 4.19(a) of the Disclosure Letter, the Company and its Subsidiaries have good and valid title to all Owned Real Property and valid title to the leasehold estate (as lessee) in all Leased Real Property as lessee or sublessee, in each case free and clear of all Liens, except for Permitted Liens and:

(i)   Liens listed in Section 4.19(a) of the Disclosure Letter that secure Debt that is reflected on the Reference Balance Sheet;

(ii)   easements, covenants, rights of way and other similar restrictions that are reflected on the public records for the jurisdictions in which such Real Property is located and that do not materially interfere with the use or materially impair the value of such Real Property;

(iii)   zoning, building and other generally applicable land use restrictions and that do not materially interfere with the use or materially impair the value of such Real Property; and

(iv)   Liens not within the Knowledge of GECF that have been placed by a third party on the fee title of real property constituting Leased Real Property or real property over which the Company or any of its Subsidiaries has easement rights, and subordination or similar agreements relating thereto.

(b)   Except as set forth in Section 4.19(a) of the Disclosure Letter, all leases and subleases for the Leased Real Property listed therein under which the Company or any of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable, in all material respects, in accordance with their respective terms and are valid and have not expired, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and no written notices of default under any such lease or sublease have been sent or received by the Company or its Affiliates.

(c)   None of the Company, its Subsidiaries or their respective Affiliates has received any written notice from any Governmental Authority asserting any material violation or alleged material violation of applicable Laws with respect to any Real Properties that remains uncured as of the date of this Agreement.

Section 4.20 Brokers.  Except for fees and expenses of Credit Suisse Securities (USA) LLC (the “GECF Banker”), in connection with its rendering of investment banking advice to GECF, GECC, the Company and their respective Affiliates, no agent, broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or any other commission from GECF, GECC, the Company or any of their respective Affiliates in connection with the sale of the Company or any other transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of GECF, GECC, the Company or any of their respective Affiliates.  GECF is solely and exclusively responsible for the investment advisory fees and expenses of the GECF Banker.

Section 4.21 Insurance Coverage.  GECF and GECC have made available to Acquiror a list of, and true and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries. There are no material claims by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  Since January 1, 2008, all premiums payable under all such policies and bonds have been timely paid, and the Company and the Subsidiaries have otherwise complied with the terms and conditions of all such policies and bonds, except as would not reasonably be expected to result in a loss of coverage.  Since January 1, 2008, to the Knowledge of GECF the underwriters of such policies and bonds have not threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  Except as disclosed in Section 4.21 of the Disclosure Letter or in connection with any action or omission of the Acquiror or any of its Affiliates, the consummation of the transactions contemplated hereby and by the Ancillary Agreements shall not cause the termination of the coverage of the Company and the Subsidiaries under such policies and bonds with respect to events occurring prior to the Closing.

Section 4.22 Anti-Corruption.

(a)   Since January 1, 2008, none of the Company or the Company’s Subsidiaries has violated any applicable Laws relating to corruption, bribery, kickbacks, or similar unlawful payments.

(b)   Neither the Company nor, to the Knowledge of GECF, any director, officer, employee, agent, or representative of the Company (in each case, in such capacity) is involved in any manner concerning the ongoing investigations by the U.S. Department of Justice of possible instances of non-compliance with the United States Foreign Corrupt Practices Act (“FCPA”).

(c)   To the Knowledge of GECF, the Company is not presently the target of, has not received any notice concerning, and is not otherwise involved in any other government investigation involving alleged non-compliance with the FCPA or any other Laws relating to anti-corruption matters.

Section 4.23 Loans.

(a)   Except as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country, (i) each loan reflected as an asset on the Reference Balance Sheet and each loan originated or purchased since the date of the Reference Balance Sheet was originated or purchased in the ordinary course of business consistent with past practice and (ii) all such loans (A) are free and clear of Liens (other than Permitted Liens), (B) are not in violation of credit limits (or in the case of credit cards, shadow credit limits), interest limits, or fee limits under applicable Law, (C) comply with the applicable Loan agreement, and (D) comply with all applicable legal and regulatory requirements regarding disclosure.

(b)   All loans, guarantees, extensions of credit and obligations owned by the Company or its Subsidiaries are evidenced by existing promissory notes, loan agreements or similar evidences of indebtedness or are duly represented by vouchers under Credit Card loans and are legal, valid and binding, with only such exceptions as would not reasonably be expected, individually or in the aggregate, to result in Losses exceeding $12,500,000.

Section 4.24 Anti-Money Laundering/Customer Information Security.  Neither the Company nor its Subsidiaries is in violation of applicable anti-money laundering Laws and regulations, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or to be deemed not to be in material compliance in any respect with the privacy of customer information requirements contained in any applicable privacy Laws and regulations.  The Company and its Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures in accordance with applicable Law in all material respects.

Section 4.25 Solvency.  None of the Company, GECF, GECC or any of the Company’s Subsidiaries have filed with a Governmental Authority having competent jurisdiction over such filing any voluntary petition, and, to the Knowledge of GECF, no third party has filed, an involuntary petition to commence a bankruptcy, reorganization, liquidation or any similar proceeding involving the Company or any of its Subsidiaries.

Section 4.26 Credit Card Accounts; Acquisition Agreements.

(a)   The Accounts, taken as a whole, (i) have been serviced in compliance with the applicable Account Agreements and all applicable Laws, and (ii) the Accounts owned or originated by the Company’s Subsidiaries, taken as a whole, have been solicited, originated, collected, maintained and serviced in compliance with (A) all applicable by-laws, rules and regulations of applicable Credit Card associations and (B) all applicable Laws, except, in the case of clause (i) or (ii) above, as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

(b)   All Account Agreements (i) are valid and legally binding obligations of the obligors thereof, including any co signer, guarantor or surety, and (ii) are enforceable in all material respects against such obligors in accordance with their respective terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other

Laws relating to or affecting creditors’ rights generally and to general equitable principles), except, in the case of clause (i) or (ii) above, as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries in any Relevant Country.  The Accounts, taken as a whole, are not subject to material offsets, recoupments, adjustments or other material, valid and cognizable claims or defenses of obligors, except, as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

(c)   The interest rates and commissions applicable to the Accounts comply with (i) applicable Law, (ii) the applicable Account Agreements, and (iii) the by-laws, rules and regulations of the applicable Credit Card associations in effect on the date of entry into such Account Agreements, except, in the case of clause (i), (ii) or (iii) above, as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

(d) All Acquisition Agreements (i) are valid and legally binding obligations of the merchants party thereto, including any co signer, guarantor or surety, and (ii) are enforceable in all material respects against such merchants in accordance with their respective terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other Laws relating to or affecting creditors’ rights generally and to general equitable principles), except, in the case of clause (i) or (ii) above, as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, in any Relevant Country.

Section 4.27 No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV of this Agreement (as modified by the Disclosure Letter, as supplemented and amended) or any Ancillary Agreements, none of GECF, GECC or any other Person makes any other express or implied representation or warranty with respect to GECF, GECC, the Company, any Subsidiaries of the Company, the Shares or the business of the Company or any of its Subsidiaries and the transactions contemplated by the Transaction Agreements or any other matter, and any other rights or obligations to be transferred pursuant to the Transaction Agreements, and each of GECF and GECC hereby disclaims any other representations or warranties, whether made by GECF, GECC or any of their respective Subsidiaries or Affiliates, or any Representatives thereof, including with respect to any information delivered in connection with Section 6.02(d).  Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Letter, as supplemented or amended) or as may be contained in the Ancillary Agreements (as modified by any Schedule thereto), each of GECF and GECC hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, estimate, statement, opinion, data, or information made, communicated or furnished (orally or in writing, including electronically) to the Acquiror or any of its Affiliates or any Representatives thereof (including any opinion, data, information, projection, forecast, estimate, or advice that may have been or may be provided to the Acquiror by any Representative of GECF, GECC or any of their respective Affiliates).  Neither GECF nor GECC makes any representations or warranties to the Acquiror regarding the probable success or profitability or value of the Company, any Subsidiaries of the Company, the Shares, or the Assets or business of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, nothing in this Section 4.27 shall preclude the Acquiror from making a claim for fraud against GECF, GECC, the Company or its Subsidiaries.  No investigation by Acquiror, or information received by Acquiror, after the date hereof shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by GECF or GECC hereunder or limit in any way any rights of Acquiror hereunder; provided that the Acquiror shall promptly notify GECF and GECC if after the date hereof it becomes aware of any facts or circumstances which would reasonably be likely to make any representation or warranty untrue or inaccurate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to GECF that, as of the date hereof and as of the Closing Date (except for such representations and warranties which by their express provisions are made as of another date, in which case, as of such other date):

Section 5.01 Organization and Authority of the Acquiror.  The Acquiror is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.   The execution and delivery by the Acquiror of the Transaction Agreements to which it is a party and the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements to which it is a party have been duly authorized by all requisite action on the part of the Acquiror.  This Agreement has been, and upon execution and delivery of the other Ancillary Agreements to which the Acquiror is a party will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the GECF and GECC) this Agreement constitutes, and upon execution and delivery, the other Ancillary Agreements to which it is a party will constitute, a legal, valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.02 Qualification of the Acquiror.  The Acquiror has the appropriate power and authority to operate its business as now conducted.  The Acquiror is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements to which it is a party.

Section 5.03 No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 5.04 have been obtained or taken, except as may result from any facts or circumstances relating to GECF, GECC or the Company or their respective Affiliates, the execution, delivery and performance by the Acquiror of the Transaction

Agreements and the consummation by the Acquiror of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the Organizational Documents of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.04 Consents and Approvals.  The execution and delivery by the Acquiror of the Transaction Agreements to which it is a party do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, other than (a) the requirements of applicable Law and Governmental Authorities, in each case, relating to the regulation of banks and financial institutions, (b) the requirements of applicable Law and Governmental Authorities, in each case, relating to antitrust, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the Acquiror from consummating the transactions contemplated by, or performing any of its material obligations under the Transaction Agreements, or (d) as may be necessary as a result of any facts or circumstances relating to GECF, GECC, the Company or their respective Affiliates.

Section 5.05 Securities Matters.  The Shares are being acquired by the Acquiror for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them.  The Acquiror has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment.  The Acquiror acknowledges that the Shares have not been registered under the Securities Act, or any securities Laws or any state or other jurisdiction (domestic or foreign), and understands and agrees that it may not sell or dispose of any of the Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws of any state or other jurisdiction (domestic or foreign).

Section 5.06 Available Funds.  The Acquiror will have at the Closing sufficient immediately available funds available to pay the Purchase Price and any expenses incurred by Acquiror in connection with the transactions contemplated by the Transaction Agreements.

Section 5.07 Brokers.  No agent, broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or any other commission from the Acquiror or any of its Affiliates in connection with the sale of the Company or any other transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Acquiror or any of its Affiliates.

Section 5.08 Solvency.  Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Agreements (including any financings being entered into in connection therewith) and assuming that all representations and warranties of GECF contained in this Agreement, or in any Ancillary Agreement are true in all material respects at and as of the Closing Date and that GECF has complied in all material respects with all covenants and agreements applicable to it contained in this Agreement and the Ancillary Agreements:

(a)   the fair saleable value (determined on a going concern basis) of the assets of the Acquiror and the Company on a consolidated basis will be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)   the Acquiror and the Company on a consolidated basis will be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(c)   the Acquiror and the Company on a consolidated basis will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

Section 5.09 Investigation.  The Acquiror (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Subsidiaries of the Company and the business of the Company and its Subsidiaries, and the transactions contemplated by the Transaction Agreements, and any other rights or obligations to be transferred pursuant to the Transaction Agreements, and (ii) has been furnished with, or given access to, such data and information about GECF, GECC, the Company, the Subsidiaries of the Company, and business of the Company and its Subsidiaries, and any other rights or obligations to be transferred pursuant to the Transaction Agreements, as it has required.  The Acquiror further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by GECF and GECC are the representations, warranties, covenants and agreements made in the Transaction Agreements and the Acquiror has not relied upon any other representations, warranties or other data or information made or supplied by or on behalf of GECF or GECC or by any Affiliate or Representative of GECF or GECC, including any data or information provided by or through the GECF Banker, or management presentations, data rooms (electronic or otherwise), other due diligence information or any information delivered in connection with Section 6.02(d), and that the Acquiror will not have any right or remedy arising out of any such representation, warranty or other data or information and (ii) any claims the Acquiror may have for breach of representation or warranty shall be based solely on the representations and warranties of GECF and GECC set forth in Article IV hereof (as modified by the Disclosure Letter, as supplemented or amended) and as may be contained in the Ancillary Agreements (as modified by any Schedule thereto).  Terms used in this Section 5.09 that are defined in Exhibit A to this

Agreement shall have the meanings specified in Exhibit A to this Agreement.  Notwithstanding the foregoing, nothing in this Section 5.09 shall preclude the Acquiror from making a claim for fraud against GECF, GECC the Company or its Subsidiaries.  No investigation by Acquiror, or information received by Acquiror, after the date hereof shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by GECF or GECC hereunder or limit in any way any rights of Acquiror hereunder; provided that the Acquiror shall promptly notify GECF and GECC if after the date hereof it becomes aware of any facts or circumstances which would reasonably be likely to make any representation or warranty contained in this Agreement untrue or inaccurate.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Conduct of Business Prior to the Closing.  Except for matters identified in Section 6.01 of the Disclosure Letter, as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, from the date of this Agreement to the Closing, unless the Acquiror otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), GECF will, and will cause the Company and its Subsidiaries to, (a) conduct the business of the Company and its Subsidiaries in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact their business organizations, keep available the services of executive officers and key employees of the Company and its Subsidiaries and maintain in effect all Permits, (c) use commercially reasonable efforts to maintain satisfactory business relationships with customers, lenders, suppliers, licensors, licensees, distributors, Credit Card Parties, Credit Card Accounts and vendors, and (d) except as expressly contemplated by this Agreement, GECF shall not permit any of the Company or the Subsidiaries to:

(i)   grant any Lien on the Shares or on any equity securities of any Subsidiary or any other material Assets (whether tangible or intangible), other than granting or suffering to exist a Permitted Lien on any Assets (other than the equity securities of any Subsidiary);

(ii)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or any other stock or assets having a value of greater than $5,000,000 in the aggregate, other than in the ordinary course of business;

(iii)   incur any Debt, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (in each case, other than (a) in the ordinary course of business or (b) pursuant to intercompany borrowing arrangements with Affiliates (x) that will be repaid in full and terminated at Closing or (y) solely between or among the Company and its Subsidiaries);

(iv)   issue or sell any additional shares of, or other equity interests in, the Company or its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests (other than, in each case, the issuance or sale of shares of, or other equity interest in, a Subsidiary of the Company to another Subsidiary of the Company or to the Company), or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities or amend any term of any outstanding security of the Company or any of its Subsidiaries;

(v)   sell, transfer, lease, sublease, license, sublicense, create or incur a Lien (other than a Permitted Lien) on or otherwise dispose of any Assets having a value greater than $5,000,000 in the aggregate other than in the ordinary course of business;

(vi)   split, combine or reclassify any shares of capital stock of the Company or any Subsidiary;

(vii)   declare, set aside or pay any dividend (other than ordinary cash dividends) or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any Subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any security of the Company or any of its Subsidiaries;

(viii)   incur any capital expenditures or any obligations or liabilities in respect thereof, except for capital expenditures not greater than $1,000,000 individually or $6,000,000 in the aggregate in any fiscal quarter;

(ix)   make any loans or advances to, or investments in, any Person except in the ordinary course of business;

(x)   enter into, amend or modify in any material respect or terminate any Material Contract (other than (i) entering into, extending or renewing any funding or similar agreement or arrangement with a bank, financial institution or otherwise in the ordinary course of business, (ii) amending or modifying any Material Contracts for which Required Third Party Consents must be obtained and for which GECC confirms in writing that it is indemnifying the Acquiror pursuant to Section 9.02(c) or (iii) renewing or extending any Material Contract set forth on Section 6.01(d)(x)(iii) of the Disclosure Letter for a period of one year commencing on the date of renewal or December 31, 2010) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(xi)   (A) pay any severance or termination pay to (or amend any existing arrangement with) any member of Senior Management of the Company or any of its Subsidiaries, (B) enter into any employment, deferred compensation, severance or other similar agreement (or any amendment to any such existing agreement) with any member of Senior Management of the Company or any of its Subsidiaries, or (C) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any member of Senior Management of the Company or any of its Subsidiaries;

(D) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any employee of the Company or any Subsidiary who is a member of Senior Management other than in the ordinary course of business consistent with past practice or (E) establish or increase or promise to increase any benefits under any Employee Plan, except, in each, case (1) as required by Law or any Employee Plan and (2) increases in wages, salaries, bonuses and incentives to employees other than members of Senior Management in the ordinary course consistent with past practice;

(xii)   make any material change in any method of accounting or accounting principle, practice or policy used by the Company or any Subsidiary in the preparation of its financial statements other than changes required by U.S. GAAP, SAP or applicable Law or otherwise applying generally to GECF and its Affiliates;

(xiii)   enter into any settlement or release with respect to any Action (excluding any settlement or releases with respect to any Action against a borrower in the ordinary course of business consistent with past practice) with a value greater than $500,000, other than the payment of liabilities reflected or reserved against in full in the Consolidated Financial Statements;

(xiv)   enter into any transactions, contracts or understandings with GECF or the Minority Shareholder or any of their respective Related Parties that would be binding on the Company or its Subsidiaries or the Assets after the Closing, excluding drawdowns under existing debt facilities with GECF, the Minority Shareholder or their respective Related Parties or renewals or extensions of such debt facilities made on arms’ length terms;

(xv)   amend its Organizational Documents in any material respect except as required by applicable Law; or

(xvi)   enter into any legally binding commitment with respect to any of the foregoing.

The Acquiror designates the Representatives set forth on Section 6.01 of the Disclosure Letter (or such other Representatives as the Acquiror may designate upon written notice to GECF from time to time) to receive requests and grant consents in connection with this Section 6.01.

Section 6.02 Access to Information.

(a)   From the date of this Agreement until the Closing Date, upon reasonable prior notice, GECF shall, and shall cause the Company and its Subsidiaries to, (i) afford the Representatives of the Acquiror (and certain other persons in accordance with Section 6.02(a) of the Disclosure Letter) reasonable access, during normal business hours, to the properties, books and records of the Company and its Subsidiaries and (ii) furnish to the Representatives of the Acquiror (and certain other persons in accordance with Section 6.02(a) of the Disclosure Letter) such additional financial and operating data and other information regarding the Company and its Subsidiaries as the Acquiror may from time to time reasonably request for any reasonable business purpose, including for purposes of preparing to own the Shares and operate the Company and its Subsidiaries following the Closing; provided, however, that (x) in no event shall GECF, the Company, its Subsidiaries or their respective Affiliates be obligated to provide (1) access or information in violation of applicable Laws, (2) bids, the identity of any bidder, letters of intent, expressions of interest or other proposals received from others in connection with transactions comparable to those contemplated by this Agreement and information and analysis relating to such communications or (3) any information the disclosure of which would reasonably be expected to cause the loss of any attorney-client privilege available to GECF, the Company or any of their respective Subsidiaries relating to such information or would cause GECF, the Company or any of their respective Subsidiaries to breach a confidentiality obligation to which it is bound, and (y) such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of GECF, the Company, its Subsidiaries or any of their Affiliates; and provided, further, that the auditors and accountants of GECF, the Company, its Subsidiaries or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  If so requested by GECF, the Acquiror shall enter into a customary joint defense agreement with GECF, the Company, its Subsidiaries or their respective Affiliates with respect to any information to be provided to the Acquiror pursuant to this Section 6.02(a).  In furtherance of the parties’ intent as set forth in this Section 6.02(a), and in order to facilitate the timely application of the provisions of Section 6.01, each of GECF and the Acquiror shall appoint one principal Representative for each country in which the Company and its Subsidiaries operate.  The Representatives of each party will cooperate in good faith to provide any requested information, or any required consents or approvals, as contemplated by Section 6.01 or this Section 6.02(a).  The Representatives will meet in person or by telephone at least weekly, and at such other times as either Representative may reasonably request in order to address any outstanding requests, inquiries or disputes relating to the foregoing.  Subject to reasonable limitations on access to protect competitively sensitive information, the Representatives will have access to each of the meetings of the board of directors and to every committee of the Company and the Company’s Subsidiaries, including the credit committee, audit committee or any other committee of the board of directors, or such other committees as the Representative may reasonably request.

(b)   From and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, financial statements, United States Securities and Exchange Commission or other Governmental Authority reporting obligations, or the determination of any matter relating to the rights or obligations of GECF or any of its Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations, the Acquiror shall, and shall cause each of the Company, its Subsidiaries, their respective Affiliates, and its Representatives to: (A) afford the Representatives of GECF and its Affiliates reasonable access, during normal business hours, to the properties, books and records of the Acquiror and its Affiliates in respect of the Company, and its Subsidiaries, (B) furnish to the Representatives of GECF and its Affiliates such additional financial and other information regarding the Company, its Subsidiaries and their respective

Affiliates as GECF or its Representatives may from time to time reasonably request and (C) make available to the Representatives of GECF and its Affiliates those employees of the Acquiror and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist GECF, GECC or its Affiliates in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  GECF shall reimburse the Acquiror for reasonable and documented out of pocket expenses incurred by the Acquiror, the Company and the Subsidiaries pursuant to the obligations in the preceding sentence.  If so requested by the Acquiror, GECF or one its Affiliates shall enter into a customary joint defense agreement with the Acquiror and its Affiliates with respect to any information to be provided to GECF pursuant to this Section 6.02(b).

(c)   Notwithstanding anything in this Agreement to the contrary, GECF shall not be required, prior to the Closing, to disclose, or cause or seek to cause the disclosure of, to the Acquiror or its Affiliates or Representatives (or provide access to any properties, books or records of GECF or any of its Affiliates that would reasonably be expected to result in the disclosure to such persons or others of) any confidential information relating to trade secrets or proprietary know-how, nor shall GECF be required to permit or cause or seek to cause others to permit the Acquiror or its Affiliates or Representatives to have access to or to copy or remove from the properties of GECF or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.

(d)   Prior to the Closing, upon reasonable prior notice, each of GECC and GECF shall use its commercially reasonable efforts to cause the Company and their respective Representatives, in connection with any offering of securities by the Acquiror, to: (i) have the Company’s CEO or CFO or other appropriate senior executives participate in meetings, due diligence sessions and road shows, (ii) assist in preparing offering memoranda, prospectuses and similar documents, (iii) obtain comfort letters of accountants and legal opinions and (iv) continue to provide and otherwise make available documents and information (including audited and unaudited financial statements) relating to the Company and its Subsidiaries; provided that such actions shall not unreasonably interfere with any of the businesses, personnel or operations of GECF, the Company, its Subsidiaries or any of their Affiliates.  Notwithstanding the foregoing, (a) nothing contained in this Section 6.02(d) shall give rise to any fee, cost or expense of GECC, GECF or the Company or any of its Subsidiaries that is not advanced or promptly reimbursed by the Acquiror and (b) no Representative of GECC, GECF, the Company, its Subsidiaries or any of their respective Affiliates shall be obligated to take any action or refrain from taking any action in connection with any offering of securities by the Acquiror if such action may expose such Person to liability under the applicable securities laws, unless and until the Acquiror agrees to defend, indemnify and hold harmless such Representative to the fullest extent permitted by applicable Law (and in no event on terms less favorable to such Representative than those in effect with respect to each Representative of the Acquiror) in respect of any acts or omissions in connection with any offering of securities by the Acquiror, including any Action brought by any purchaser of the Acquiror’s or its Affiliates’ securities.

Section 6.03 Monthly Financial Reports.  From the date of this Agreement until the Closing Date, GECF shall deliver to Acquiror, within 15 days following the end of each calendar month, (a) monthly consolidated unaudited statements of income and balance sheets for the Company and its Subsidiaries, (b) monthly consolidated unaudited statements of income and balance sheets for the Subsidiaries of the Company on a country-by-country basis in the Relevant Countries and (c) copies of monthly submissions made to the Governmental Authority in each Relevant Country including financial information included therewith, in each case of (a), (b) and (c) consistent with past practice.

Section 6.04 Preservation of Books and Records.  The Acquiror agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company and its Subsidiaries in the possession of the Acquiror or its Affiliates for a period of six years from the Closing Date.  After such six-year period, before the Acquiror or any Affiliate of the Acquiror shall dispose of any of such books and records, the Acquiror or such Affiliate of the Acquiror shall give at least 90 days’ prior written notice of its intention to dispose to GECF, and GECF and any of its Affiliates shall be given an opportunity, at the cost and expense of GECF or its Affiliates, to remove and retain all or any part of such books and records as it may elect.  If so requested by the Acquiror, each of GECF or any of its Affiliates, as the case may be, shall enter into a customary joint defense agreement with the Acquiror or such Affiliate of the Acquiror with respect to any information to be provided to GECF or its applicable Affiliate pursuant to this Section 6.04.

Section 6.05 Confidentiality.  The terms of the letter agreement dated March 3, 2010, as the same may be amended from time to time (the “Confidentiality Agreement”), by and between Grupo Aval Acciones y Valores S.A. and GECC are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon the Acquiror and its Representatives (as defined in the Confidentiality Agreement) as if parties thereto) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate.  If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  Notwithstanding the foregoing, the terms of the Confidentiality Agreement shall not apply to information provided by the Company or its Representatives to the Acquiror pursuant to Section 6.02(d) for purposes of disclosure in connection with any public offering of securities by the Acquiror.

Section 6.06 Authorizations; Consent.

(a) GECF and the Acquiror shall use their reasonable  best efforts, and shall cause their respective Affiliates to use their reasonable best efforts, to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, this Agreement (including the Regulatory Approvals) and all Permits, if any, that may be, or become, necessary to conduct the business of the Company and its Subsidiaries following the consummation of the transactions contemplated by this Agreement, (ii) take all such actions as may be requested by any such regulatory body or official to obtain such authorizations, consents, orders, approvals and Permits, and (iii) avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.  Each party will cooperate with the reasonable requests of the other party in seeking promptly to obtain all such authorizations, consents, orders, approvals and Permits.  None of GECF, the Acquiror or their respective Affiliates shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders, approvals or Permits.

(b)   Each of GECF and the Acquiror agrees to make or cause to be made any filing or notification that may be required with respect to the transactions contemplated by this Agreement under any financial, banking, securities, antitrust or competition Law or by any financial, banking, securities, antitrust or competition authority (including the Required Notices).  Each party shall have sole responsibility for its respective filing fees associated with such filings and notifications.

(c)   Without limiting the generality of the foregoing, GECF and the Acquiror shall use their reasonable best efforts to, as promptly as practicable, but in any event no later than 20 Business Days following the date hereof to make the necessary filings and submissions with the relevant Governmental Authorities in compliance with applicable Law to obtain the Regulatory Approvals and make the Required Notices, and provide any supplemental information requested in connection therewith as promptly as possible following such request.  Each party to this Agreement shall promptly notify the other party of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other party to review in advance any communication proposed to be made by such party to any Governmental Authority and provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 6.02(c).  No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Nothing in this Section 6.06(c) shall be applicable to Tax matters or to Section 6.11.

(d)   Without limiting any other provision contained in this Section 6.06, each of the Acquiror and GECF shall use its reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any financial, banking, securities, antitrust, competition or other applicable Law.

(e)   Each party to this Agreement agrees to use commercially reasonable efforts to obtain any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement, including those identified in Section 4.06(c) of the Disclosure Letter (“Required Third Party Consents”).  Notwithstanding the foregoing sentence, each of GECC and GECF shall use its reasonable best efforts to obtain the Required Third Party Consents set forth on Section 9.01(c) of the Disclosure Letter.  Each party will cooperate with the reasonable request of the other party in seeking promptly to obtain all such consents and approvals.  Each party to this Agreement shall promptly notify the other party of any oral or written communication it receives from any counterparty to an agreement for which there is a Required Third Party Consent and relating to the matters that are the subject of this Agreement.  Each party shall, to the extent practicable, provide the other party a reasonable opportunity to review and discuss in advance any communication proposed to be made by such party to any such counterparty.  Each party shall provide the other party with copies of all correspondence or other communications between them or any of their Representatives, on the one hand, and any counterparty, on the other hand.  GECF shall to the extent practicable provide the Acquiror and its Representatives with an opportunity upon reasonable request of the Acquiror to participate in discussions or negotiations with such counterparties concerning Required Third Party Consents.  Except as otherwise contemplated by this Section 6.06(e), prior to the Closing, without the prior written consent of GECF, which may be withheld for any reason, neither the Acquiror nor any of its Representatives shall contact any customers, suppliers, licensors, licensees or distributors of, the Company or any of its Subsidiaries, including any Credit Card Parties, in connection with or with respect to this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby, or to otherwise discuss the business or operations of the Company, or any of its Subsidiaries; provided that the foregoing shall not be construed to prohibit or limit any contact by the Acquiror or any of its Affiliates with any such parties in the ordinary course of business.   Except as expressly required under any relevant Material Contract or as otherwise contemplated by the second sentence of this Section 6.06(e), none of GECF or its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Required Third Party Consent.

(f)   Notwithstanding anything in this Agreement to the contrary, the Acquiror acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns that the operation of the business of the Company and its Subsidiaries shall remain in the dominion and control of GECF until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of GECF, GECC, the Company or its Subsidiaries, except as specifically contemplated or permitted by this Article VI or as otherwise consented to in advance by an executive officer of GECF or GECC.

Section 6.07 Intercompany Obligations.  GECF shall take such action and make, or cause to be made, such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations (other than (w) with respect to employee compensation and benefits in the ordinary course of business, (x) with respect to retail, commercial or private banking services, such as demand, savings, checking, time deposits, loans or credit cards in the ordinary course of business, (y) pursuant to the Transaction Agreements or (z) as set forth in Section 6.07 of the Disclosure Letter) between the Company or any of its Subsidiaries, on the one hand, and GECF or its Affiliates or the Minority Shareholder or its Affiliates (including any loan agreements), on the other hand.  Nothing in this Section 6.07 shall require GECF to terminate or cancel any intercompany obligations exclusively between or among the Company and its Subsidiaries.

Section 6.08 Rights to GECF Name and GECF Marks.

(a)   Except as otherwise provided in this Section 6.08, the Acquiror and its Affiliates (which, for the purposes of this Section 6.08, shall include the Company and its Subsidiaries) shall cease and discontinue all uses of the GECF Name and GECF Marks immediately upon the Closing.  The Acquiror, for itself and its Affiliates, agrees that the rights of the Company and its Subsidiaries and their respective Affiliates to the GECF Name and GECF Marks pursuant to the terms of any trademark agreements between GECF and its Affiliates on the one hand and the Company and its Subsidiaries and their respective Affiliates on the other shall terminate on the Closing Date.

(b)   The Acquiror and its Affiliates shall (i) promptly, and in any event no later than one (1) month after the Closing Date, cease all use of any of the GECF Name and GECF Marks on or in connection with all stationery, business cards, purchase orders, lease agreements, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature, (ii) promptly, and in any event no later than two (2) months after the Closing Date, complete the removal of any of the GECF Name and GECF Marks from all product, services and technical information promotional brochures, and (iii) with respect to any other Assets bearing any of the GECF Name and GECF Marks, use their commercially reasonable efforts to re-label such Assets or remove such GECF Name and GECF Marks from such Assets promptly, and in any event no later than six (6) months after the Closing Date.  The Acquiror, for itself and its Affiliates, agrees that after the Closing Date the Acquiror and its Affiliates (A) will not do business as or represent themselves as GECF or its Affiliates, and (B) will cooperate with GECF or any of its Affiliates in terminating any contracts pursuant to which GECF, the Company or its Subsidiaries license any of the GECF Name and GECF Marks to customers.

(c)   Promptly after the Closing Date, and in any event no later than thirty (30) days after the Closing Date, the Acquiror and its Affiliates shall make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any use of the GECF Name and GECF Marks from the corporate names, registered names or registered fictitious names of the Company, its Subsidiaries and their respective Affiliates.

(d)   The Acquiror, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 6.08, neither the Acquiror nor any of its Affiliates shall have any rights in any of the GECF Name and GECF Marks and neither the Acquiror nor any of its Affiliates shall contest the validity, enforceability, registration or ownership of any rights of GECF or any of its Affiliates in or to any of the GECF Name and GECF Marks.  The Acquiror and its Affiliates agree that any and all goodwill, rights or interests that might be acquired by their use of the GECF Name and GECF Marks shall inure to the sole benefit of GECF and its Affiliates.  If the Acquiror and its Affiliates obtain rights or interests in the GECF Name and GECF Marks, the Acquiror and its Affiliates hereby transfer, and shall execute any additional documents or instruments necessary or desirable to transfer, those rights or interests to GECF or its Affiliates.  Notwithstanding anything in this Section 6.08 to the contrary, nothing in this Section 6.08 shall prevent Acquiror or any of its Affiliates from making any fair use of the GECF Name and GECF Marks.

Section 6.09 Transition Services Agreements.  At or prior to the Closing, GECF or an Affiliate of GECF and the Acquiror shall execute and deliver a transition services agreement, in substantially the form attached hereto as Exhibit B, with such other terms as the parties may agree (the “Transition Services Agreement”).

Section 6.10 Further Action.

(a)   Each of GECF and the Acquiror and their respective Affiliates (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (iii) without limiting the foregoing, shall use its reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as promptly as practicable and in any event on or prior to the date set forth in Section 10.01(d).

(b)   Each of GECF and the Acquiror shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the negotiations relating to the satisfaction of the conditions set forth in Article IX.  From time to time following the Closing, GECF and the Acquiror shall, and shall cause their respective Affiliates to execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.

Section 6.11 Exercise of the Call Right.  Prior to the Closing, GECF shall exercise its right to acquire the Remaining Shares from the Minority Shareholder.

Section 6.12 Solvency After Closing.  Until the first anniversary of the Closing, the Acquiror agrees that it shall not, and that it shall cause its Subsidiaries (including the Company and its Subsidiaries) not to, take or cause to be taken or omit to take any action that would reasonably be expected to result in a determination pursuant to applicable Law that, after giving effect to the transactions contemplated by this Agreement (or after giving effect to such transactions and to such other subsequent actions or omissions), the Acquiror or any of its Subsidiaries, including the Company and its Subsidiaries, (a) was insolvent at the time of the Closing, (b) became insolvent as a result of the transactions contemplated by this Agreement, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims of any creditors of the Acquiror or any of its Subsidiaries, including the Company and its Subsidiaries, or its trustees in bankruptcy proceedings.

Section 6.13 Environmental Matters.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing Date, the Acquiror shall not conduct any sampling or other intrusive investigation of air, surface water, groundwater or soil at or in connection with any property associated or affiliated in any way with GECF or GECC (or any of their respective Affiliates) or the Company or any of its Subsidiaries.

Section 6.14 Financing.  The Acquiror shall use its and shall cause its Affiliates to use their respective reasonable best efforts to obtain equity or debt financing or any combination thereof in such amounts as may be necessary, together with cash on hand and existing credit lines, in order to fund the payment of the Purchase Price and any expenses incurred by it in connection with the consummation of the transactions contemplated hereby.  The Acquiror shall use its reasonable best efforts to comply with its obligations, and enforce its rights, under any financing agreements or arrangements it may enter into after the date hereof, including drawing on any available interim or bridge financing in the event that other elements of the financing are not available.  The Acquiror shall keep GECF and GECC informed on a reasonably current basis in reasonable detail of the status of its and its Affiliates’ efforts to obtain financing.  Notwithstanding the foregoing or anything to the contrary contained herein, compliance by the Acquiror with this Section 6.14 shall not relieve the Acquiror of its obligation to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements whether or not financing is available.

Section 6.15 Powers of Attorney.  Not more than 10 days prior to the Closing Date, GECF shall cause the Company and its Subsidiaries to provide the Acquiror with a complete and accurate list of the names of all Persons who as of the Closing Date will hold powers of attorney of the Company and any of its Subsidiaries.

Section 6.16 Assignment of Subsidiary Shares.  Concurrently with the Closing, any shares in any Subsidiaries of the Company held by GECC, GECF or their respective Affiliates or nominees (other than the Company or its Subsidiaries) shall be assigned to a Person specified in writing by the Acquiror.

Section 6.17 Insurance.  As promptly as practicable after the date of this Agreement, GECC and GECF shall cause the Company and its Subsidiaries to use their commercially reasonable efforts to obtain additional or supplemental policies of insurance, at the expense of the Company and its Subsidiaries, providing coverage for fire, earthquake and terrorism losses, all risk for leased and owned properties and professional indemnity, each in amounts and on terms and conditions reasonably satisfactory to the Acquiror.

ARTICLE VII

EMPLOYEE AND TAX MATTERS

Section 7.01 Employee Exhibit.  Notwithstanding anything in this Agreement to the contrary, all representations, warranties, covenants and agreements between the parties with respect to matters relating to employees, including employment arrangements and employee benefit plans or programs, including any Liabilities related thereto, are covered exclusively by the Employee Matters Exhibit and no other provision of this Agreement shall give rise to any claim in respect of any such matters.  With respect to such matters, in the event of any conflict between the provisions of the Employee Matters Exhibit and any other provisions of this Agreement, the provisions of the Employee Matters Exhibit shall control.

Section 7.02 Tax Matters Agreement.  Notwithstanding anything in this Agreement to the contrary, all indemnifications, representations, warranties, covenants and agreements between the parties with respect to matters relating to Tax, including any Liabilities related thereto, are covered exclusively by the Tax Matters Agreement, and nothing contained in this Agreement shall give rise to any claim in respect of any such matters.  In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Tax Matters Agreement, on the other hand, the provisions of the Tax Matters Agreement shall control.

ARTICLE VIII

NON-COMPETITION COVENANT

Section 8.01 Non-Competition Covenant.  With respect to non-competition matters, the parties have made the agreements and covenants set forth in Exhibit E to this Agreement, which is hereby incorporated into this Agreement (the “Non-Competition Covenant”).

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to Obligations of GECF and GECC.  The obligation of GECF and GECC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by GECF and GECC in their sole discretion, at or prior to the Closing, of each of the following conditions:

(a)   Representations and Warranties; Covenants.  Each of (i) the representations and warranties of the Acquiror contained in this Agreement, disregarding all qualifications relating to material, materiality or Material Adverse Effect, shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect, and (ii) the covenants contained in this Agreement and in the Tax Matters Agreement required to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects and GECF and GECC shall have received a certificate of an authorized officer of the Acquiror to the foregoing clauses (i) and (ii) of this Section 9.01(a).

(b)   Governmental Approvals.  All (i) Regulatory Approvals shall have been obtained and none of the Regulatory Approvals shall have been revoked, (ii) Required Notices shall have been made and (iii) waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by the Transaction Agreements as set forth on Section 9.01(b)(iii) of the Disclosure Letter shall have expired.

(c)   Third Party Consents.  All Required Third Party Consents set forth in Section 9.01(c) of the Disclosure Letter shall have been obtained and not withdrawn.

(d)   No Governmental Order.  There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Shares or the other transactions contemplated by this Agreement, and there shall be no proceeding pending by any Governmental Authority seeking such a Governmental Order.

(e)   Transition Services Agreement.  The Transition Services Agreement shall have been executed and delivered by the parties thereto.

(f)   Consummation of the Call Right.  Contemporaneously with the Closing, the Acquiror shall have received title to the Remaining Shares, free and clear of all Liens.

Section 9.02 Conditions to Obligations of the Acquiror.  The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Acquiror in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)   Representations and Warranties; Covenants.  Each of (i) the representations and warranties of GECF and GECC contained in this Agreement and the Tax Matters Agreement, disregarding all qualifications relating to material, materiality or Material Adverse Effect, shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect and (ii) the covenants contained in this Agreement and in the Tax Matters Agreement required to be complied with by GECF and GECC on or before the Closing shall have been complied with in all material respects and the Acquiror shall have received a certificate of an authorized officer of each of GECF and GECC, as applicable, to the foregoing clauses (i) and (ii) of this Section 9.02(a).

(b)   Governmental Approvals.  All (i) Regulatory Approvals shall have been obtained and not withdrawn, (ii) Required Notices shall have been made and (iii) waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have expired.

(c)   Third Party Consents.  All Required Third Party Consents set forth in Section 9.01(c) of the Disclosure Letter shall have been obtained and not withdrawn and shall be subject to the provisions set forth on Section 9.02(c) of the Disclosure Letter.

(d)   No Governmental Order.  There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Shares or the other transactions contemplated by this Agreement, and there shall be no proceeding pending by any Governmental Authority seeking such a Governmental Order.

(e)   Transition Services Agreement.  The Transition Services Agreement shall have been executed and delivered by the parties thereto.

(f)   Consummation of the Call Right.  Contemporaneously with the Closing, the Acquiror shall have received title to the Remaining Shares, free and clear of all Liens and GECF shall have designated the Acquiror as a bona fide purchaser (as defined in the Shareholders Agreement and in accordance with Section 5.17(g) thereof) and shall have provided the Acquiror with an executed copy of the Shareholders Agreement.

(g) Material Adverse Effect.  Since the date of the Reference Balance Sheet, no event, circumstance or condition shall have occurred or exist which has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 9.03 Frustration of Closing Conditions.  None of GECF, GECC or the Acquiror may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.06.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)   by the mutual written consent of GECF, GECC and the Acquiror;

(b)   by GECF or GECC, if the Acquiror shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Acquiror that would cause any of the conditions set forth in Section 9.01(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that neither GECF nor GECC is then in material breach of this Agreement;

(c)   by the Acquiror, if GECF or GECC shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to GECF or GECC that would cause any of the conditions set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that the Acquiror is not then in material breach of this Agreement;

(d)   by either GECF, GECC or the Acquiror if the Closing shall not have occurred by the date that is nine  (9) months after the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(e)   by either GECF, GECC or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order permanently restraining or prohibiting the sale of the Shares;

(f)   by GECF or GECC, on or after the 30th day after notice to the Acquiror that the conditions set forth in Sections 9.01 and 9.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and the Closing should have occurred in accordance with Section 3.01, if the Closing shall not have occurred because the Acquiror shall have failed to comply with its obligations to consummate the Closing; or

(g)   by the Acquiror, on or after the 30th day after notice to GECF and GECC that the conditions set forth in Sections 9.01 and 9.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and the Closing should have occurred in accordance with Section 3.01, if the Closing shall not have occurred because GECF and GECC shall have failed to comply with its obligations to consummate the Closing.

Section 10.02 Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 10.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 10.03 Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned in accordance with Section 10.01, this Agreement shall thereupon become null and void and of no further force or effect, except for the provisions of (i) Section 6.05 relating to the obligation of the Acquiror to keep confidential certain information and data obtained by it, (ii) Section 10.01 and this Section 10.03 and (iii) Section 12.04 relating to public announcements.  Nothing in this Section 10.03 shall be deemed to release any party from any liability for any breach by such party of any of the terms or provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 10.04 Extension; Waiver.  At any time prior to the Closing, either GECF, GECC or the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  Notwithstanding anything to the contrary contained herein, to the extent a party waives any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or waives compliance with any of the agreements or conditions contained in this Agreement and proceeds with the Closing, such party will be deemed to have waived for all purposes any rights or remedies it may have against the other party by reason of such inaccuracies or non-compliance.

ARTICLE XI

INDEMNIFICATION

Section 11.01 Indemnification by GECF and GECC.

(a)   From and after the Closing, and subject to Sections 11.01(b), 11.03, 11.06, 11.07, 11.08 and 12.01, each of GECF and GECC shall jointly and severally indemnify, defend and hold harmless the Acquiror and its Affiliates (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may suffer or incur, or become subject to, as a result of:

(i)   the failure of any representations or warranties made by GECF or GECC in this Agreement or in any Ancillary Agreement (other than the Tax Matters Agreement) to be true and correct on and as of the date hereof and on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date);

(ii)   any breach or failure by GECF or GECC to perform any of its covenants or obligations contained in this Agreement or in any Ancillary Agreement (other than the Tax Matters Agreement) to be performed after the Closing;

(iii)   any fees, expenses or other payments incurred or owed by GECF or GECC or the Company or any of its Subsidiaries before the Closing, to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; and

(iv) any of the items as set forth on Section 11.01(a)(iv) of the Disclosure Letter (each a “Specific Indemnity”).

(b)   Notwithstanding any other provision to the contrary, except with respect to any claims for indemnification with respect to breaches or inaccuracies of the representations and warranties made in Sections 4.01, 4.02(a), 4.03, 4.04, (i) GECF and GECC shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 11.01(a)(i), (A), with respect to any claim unless such claim (together with all other claims, if any, resulting from the same facts and circumstances) involves Losses in excess of $75,000 (the “De Minimis Amount”) (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses) and (B) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds $10,000,000 (the “Deductible Amount”), after which GECF and GECC shall only be obligated for such aggregate Losses of the Acquiror Indemnified Parties in excess of the Deductible Amount and (ii) the cumulative indemnification obligation of GECF and GECC under Section 11.01(a)(i) shall in no event exceed $285,000,000 (the “Cap Amount”).  In addition, with respect to claims made by any

Acquiror Indemnified Party for Losses pursuant to Section 11.01(a)(iv), GECF and GECC shall in no event be liable for Losses in an aggregate amount greater than the Specific Indemnity Cap.

Section 11.02 Indemnification by the Acquiror.  (a)  From and after the Closing, and subject to Sections 11.02(b), 11.03, 11.06, 11.07, 11.08 and 12.01, the Acquiror shall indemnify, defend and hold harmless GECF, GECC and their Affiliates (collectively, the “GE Indemnified Parties”) against, and reimburse any GE Indemnified Party for, all Losses that such GE Indemnified Party may suffer or incur, or become subject to, as a result of:

(i)   the failure of any representations or warranties made by the Acquiror in this Agreement to be true and correct on and as of the date hereof and on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date); or

(ii)   any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement to be performed after the Closing.

(b) Notwithstanding any other provision to the contrary, except with respect to any claims for indemnification with respect to breaches or inaccuracies of the representations and warranties made in Sections 5.01, 5.02 and 5.07, (i) Acquiror shall not be required to indemnify, defend or hold harmless any GE Indemnified Party against, or reimburse any GE Indemnified Party for, any Losses pursuant to Section 11.02(a)(i), with respect to any claim unless such claim (together with all other claims, if any, resulting from the same facts and circumstances) involves Losses in excess of the De Minimis Amount (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the GE Indemnified Parties’ Losses) and (C) until the aggregate amount of the GE Indemnified Parties’ Losses exceeds the Deductible Amount, after which the Acquiror shall only be obligated for such aggregate Losses of the GE Indemnified Parties in excess of the Deductible Amount, but only if such Losses also satisfy the requirements of subclauses (A) and (B) of clause (i) of this Section 11.02(b), and (ii), the cumulative indemnification obligation of Acquiror under Section 11.02(a)(i) shall in no event exceed the Cap Amount.

Section 11.03 Notification of Claims.

(a)   Except as otherwise provided in any Ancillary Agreement, a Person that may be entitled to be indemnified under any of the Transaction Agreements, other than the Tax Matters Agreement (the “Indemnified Party”), shall, as soon as practicable, notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (an “Indemnified Claim”) (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 12.01 for such representation, warranty, covenant or agreement.

(b)  The Indemnifying Party shall, within 60 days after receipt of notice of an Indemnified Claim (as such period may be extended) (i) notify the Indemnified Party if it wishes to contest the existence of the amount of all or part of such an Indemnified Claim stating with particularity the basis on which it contests the existence or amount thereof or (ii) request such additional information as may be reasonably necessary in order to enable the Indemnifying Party to evaluate the merits of such claim, in which case such 60-day period shall be extended until 30 days following satisfaction of such information request (it being understood that if the Indemnifying Party requests additional information as may be reasonably necessary in order to evaluate such claim, such 30-day extension period shall continue to be extended until such requests have been satisfied).

(c)   With respect to any Third Party Claim other than Existing Specific Indemnity Claims, upon completion of the 60-day period referred to in Section 11.03(b) (as such period may be extended), the Indemnifying Party shall notify the Indemnified Party whether it wishes to assume the defense and control thereof.  With respect to Existing Specific Indemnity Claims, the Indemnifying Party shall notify the Indemnified Party whether it wishes to assume the defense and control thereof within 60 days of the date hereof.  Other than in connection with an Existing Specific Indemnity Claim or a Third Party Claim arising out of a Specific Indemnity (in each case, a “Specific Indemnity Third Party Claim”), if the Indemnifying Party fails so to undertake the defense of such claim, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim, and the Indemnifying Party shall, upon request from the Indemnified Party, promptly pay to such Indemnified Party the amount of any Loss arising in connection with such Third Party Claim. In connection with a Specific Indemnity Third Party Claim, if the Indemnifying Party fails to undertake the defense and control of such claim, the Indemnifying Party shall have a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense, and the Indemnified Party shall not settle or compromise such Specific Indemnity Third Party Claim without the consent of the Indemnifying Party. In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.  The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.  GECF or the Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim.  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Section 11.01(b), if applicable), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

Section 11.04 Exclusive Remedies.  Except as otherwise specifically provided in this Agreement (including, for the avoidance of doubt, in Section 12.13), GECF, GECC and the Acquiror acknowledge and agree that, following the Closing, the indemnification provisions of Sections 11.01 and 11.02 shall be the sole and exclusive remedies of each GE Indemnified Party and each Acquiror Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the Acquiror, GECC or GECF, respectively, or any breach or failure by Acquiror, GECC or GECF, respectively, to perform or comply with any covenant or agreement set forth herein; provided, that the foregoing shall not constitute a waiver by the parties hereto of any claim based on fraud they may otherwise have or to which they may become entitled. Without limiting the generality of the foregoing the parties hereto hereby irrevocably waive any right of rescission.

Section 11.05 Additional Indemnification Provisions.

(a)   With respect to each indemnification obligation contained in any Transaction Agreement or any other document executed in connection with the Closing (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any amounts that have been actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss, and (iii) GECF shall have no liability to indemnify any Acquiror Indemnified Party with respect to any Losses caused by or resulting from any action required or permitted by Section 6.01.

(b)   If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article XI, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

Section 11.06 Mitigation.  Each of the parties shall, and shall cause its applicable Affiliates (including the Company and its Subsidiaries) to, use reasonable efforts to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Losses that are indemnifiable hereunder.

Section 11.07 Third Party Remedies.  If any Indemnified Party or any of its Affiliates is at any time entitled (whether by reason of a contractual right, a right to take or bring an Action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after an Indemnifying Party has made a payment to an Indemnified Party hereunder and in respect thereof), the Indemnified Party shall, and shall cause its applicable Affiliates

(including, in the case of the Acquiror, the Company and its Subsidiaries) to, (a) promptly notify the Indemnifying Party and provide such information as the Indemnifying Party may require relating to such right of recovery and the steps taken or to be taken by the Indemnified Party in connection therewith, (b) if so required by the Indemnifying Party (subject to the Acquiror being indemnified to its reasonable satisfaction by the Indemnifying Party against all reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in respect thereof) take all steps (whether by making a claim against its insurers, commencement of an Action or otherwise) as the Indemnifying Party may reasonably require to pursue such recovery, and (c) keep the Indemnifying Party fully informed of the progress of any action taken in respect thereof.  Thereafter, any claim against the Indemnifying Party shall be limited (in addition to the limitations on the liability of the Indemnifying Party referred to in this Agreement) to the amount by which the Losses suffered by the Indemnified Party exceed the amounts so recovered by the Indemnified Party or any such Affiliate.  If the Indemnified Parties recover any amounts in respect of Losses from any third party at any time after the Indemnifying Party has paid all or a portion of such Losses to the Indemnified Parties pursuant to the provisions of this Article XI, the Indemnified Parties shall promptly (and in any event within five (5) Business Days of receipt) pay over to the Indemnifying Party the amount so received (to the extent previously paid by the Indemnifying Party).

Section 11.08 Limitation on Liability.

(a)   Except as otherwise provided in Section 11.08(b), in no event shall any party have any liability under this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby (including under this Article XI) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof) (“Excluded Damages”) except to the extent recovered by any third party against an Indemnified Party pursuant to a final, non-appealable judgment or settlement agreed to by GECF; provided, that such limitation with respect to lost profits shall not limit the right of GECF or GECC to recover contract damages in connection with the Acquiror’s failure to close in breach or violation of this Agreement.

(b)   Notwithstanding the provisions of Section 11.08(a), GECC and GECF shall jointly and severally indemnify the Acquiror Indemnified Parties from any Excluded Damages that are reasonably foreseeable, ascertainable and arise out of or are attributable to any claim in connection with a Specific Indemnity.  Notwithstanding the foregoing sentence, in no event shall GECF or GECC be liable under this Section 11.08(b) for any multiple of book value or reduced cash flow, any adjustment based on price-to-earnings or a similar ratio, or any punitive damages (except to the extent recovered by any third party against an Indemnified Party).

ARTICLE XII

GENERAL PROVISIONS

Section 12.01 Survival. The representations and warranties of GECF and the Acquiror contained in or made pursuant to this Agreement (other than Section 4.10, which shall not survive the Closing Date) shall survive the Closing solely for purposes of Article XI until the date that is 20 months after the Closing Date, at which time they shall terminate (and no claims with respect thereto shall be made for indemnification under Sections 11.01(a)(i) or 11.02(a)(i) thereafter); provided, however, that the representations and warranties made in Sections 4.01, 4.02(a), 4.03, 4.04 and 5.01 shall survive the Closing until the date that is 5 years after the Closing Date; and provided, further, that the covenants in Section 6.02 shall not survive the Closing and all other covenants and agreements (excluding those in Section 6.02) that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

Section 12.02 Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred or this Agreement is terminated.

Section 12.03 Notices.  All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

if to GECF:

GE Consumer Finance Central Holdings Corp.
c/o GE Capital
901 Main Avenue
Norwalk, CT 06851
Attention:	Senior Counsel, M&A
Facsimile:	(203) 840-6494

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Antonio Del Pino
Facsimile:	(212) 751-4864

if to GECC:

General Electric Capital Corporation
901 Main Avenue
Norwalk, CT 06851

Attention:	Senior Counsel, M&A
Facsimile:	(203) 840-6494

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Antonio Del Pino
Facsimile:	(212) 751-4864

if to the Acquiror:
Grupo Aval Acciones y Valores S.A. Carrera 13 no. 27-47, 27th floor Bogota, Colombia Attention: Diego Solano, Vice President of Planning Facsimile: +(571) 336-6024

with a copy (which shall not constitute notice) to:

Martinez Neira Abogados
Carrera 7 No. 71-21, torre B, of 602
Bogotá-Colombia Office
Attention:	Nestor Humberto Martinez
Facsimile:	+(571) 317-3032

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Paul R. Kingsley
Facsimile:	(212) 450-3800

Section 12.04 Public Announcements.  No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated by the Transaction Agreements without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or stock exchange rules, in which the case the party required to issue or publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such issuance or publication, to the extent practicable.

Section 12.05 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 12.06 Entire Agreement.  The Transaction Agreements constitute the entire agreement of GECF, GECC and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of GECF, GECC and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 12.07 Assignment.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of GECF, GECC and the Acquiror, except to the extent provided in the Tax Matters Agreement, the Acquiror may assign its right to purchase all or any portion of the Shares to one or more of its direct or indirect Subsidiaries (it being agreed that following such assignment prior to the Closing Date the Acquiror shall be jointly and severally liable with the assignee Subsidiary for any and all obligations and liabilities under this Agreement, but upon the occurrence of the Closing, the Acquiror shall be automatically released from, and shall cease to be jointly and severally liable for, the obligations and liabilities under this Agreement, which shall become solely the liabilities and obligations of the assignee Subsidiary).  Any attempted assignment in violation of this Section 12.07 shall be null and void and of no force or effect.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

Section 12.08 No Third-Party Beneficiaries.  Except as provided in Article XI with respect to GE Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their successors and permitted assigns and nothing in this Agreement or any other Transaction Agreements, including Section 7.01 or the Employee Matters Exhibit, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of the Company or its Subsidiaries, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.  Notwithstanding anything herein to the contrary, nothing contained herein shall be treated as an amendment to any particular Employee Plan or other benefit plan or arrangement.

Section 12.09 Amendment.  No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.  No consent from any Indemnified Party under Article XI (other than the parties to this Agreement) shall be required in order to amend this Agreement.

Section 12.10 Disclosure Letter.  Any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Letter, shall be deemed to be disclosed for other Sections of this Agreement, including any Section of the Disclosure Letter, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  Matters reflected in any Section of this Agreement, including any Section of the Disclosure Letter, are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Letter, shall be construed as an admission or indication that such item or other matter is material for purposes of this Agreement or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of, or default under, any contract, Law or Governmental Order shall be construed as an admission or indication that any breach, violation or default exists or actually occurred.

Section 12.11 Dispute Resolution.

(a) Except as set forth in the Ancillary Agreements, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements, or the validity, interpretation, breach, violation or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 12.11, Section 12.12 and Section 12.16.  Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

(b) Any party seeking resolution of a Dispute arising after the Closing Date shall first submit the Dispute for resolution by mediation pursuant to the Center of Public Resources Model Procedure for Mediation of Business Disputes as then in effect.  Mediation will continue for at least 60 days unless the mediator chooses to withdraw sooner.

(c) All offers of compromise or settlement among the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

Section 12.12 Governing Law; Submission to Jurisdiction; Waivers.

(a) This Agreement and each other Transaction Agreement (and any claims, causes of action, Actions, controversies or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b) Each of GECF, GECC and the Acquiror agrees that if any Dispute is not resolved by mediation undertaken pursuant to Section 12.11, such Dispute shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of GECF, GECC and the Acquiror by this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 12.03 or in the case of the Acquiror to CT Corporation System, located at 111 8th Avenue, New York, New York 10011, which shall serve as the Acquiror’s agent for service of process; and

(iv) agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 12.13 Specific Performance.  Each party acknowledges and agrees that the breach or violation of this Agreement would cause irreparable damage to the other party hereto and that neither party will have an adequate remedy at law.  Therefore, the obligations of GECF and GECC under this Agreement, including GECF’s obligation to sell the Shares to the Acquiror, and the obligations of the Acquiror under this Agreement, including the Acquiror’s obligation to purchase and acquire the Shares from GECF, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and, subject to Section 11.04, shall be in addition to any other remedies which any party may have under this Agreement, the other Transaction Agreements or otherwise. Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 12.14 Rules of Construction.  Interpretation of the Transaction Agreements shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Disclosure Letter and Exhibits hereto; (d) references to “$” or “Dollars” shall mean U.S. dollars; (e) the words “include”, “includes”, “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (j) GECF and the Acquiror have each participated in the negotiation and drafting of the Transaction Agreements and if an ambiguity or question of interpretation should arise, the Transaction Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in any of the Transaction Agreements; (k) a reference to any Person includes such Person’s permitted successors and assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (n) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

Section 12.15 Counterparts.  Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 12.16 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16.

Section 12.17 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of GECF, GECC or their respective Affiliates shall have any liability for any obligations or liabilities of GECF and GECC under this Agreement or the other Ancillary Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

Section 12.18 Currency Matters.

(a) Each party’s obligations hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the respective party of the full amount of Dollars expressed to be payable to such party under this Agreement.

(b) The obligation of any party to pay in Dollars those amounts of the sums specified to be due in Dollars under this Agreement shall not be deemed to have been novated, discharged or satisfied by any tender of (or recovery under judgment expressed in) any currency other than Dollars, except to the extent to which such tender (or recovery) shall result in the effective payment of such aggregate amount in Dollars at the place where such payment is to be made and, accordingly, the amount (if any) by which any such tender (or recovery) shall fall short of such amount shall be and remain due to such party as a separate obligation, unaffected by judgment having been obtained (if such is the case) for any other amounts due or in respect of this Agreement.  Additionally, all amounts due under this Agreement shall be payable and paid in the United States of America.

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IN WITNESS WHEREOF, GECF, GECC and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GE CONSUMER FINANCE CENTRAL HOLDINGS CORP.

By	/s/ Mark H.S. Cohen
Name: Mark H.S. Cohen
Title: Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ Mark H.S. Cohen
Name: Mark H.S. Cohen
Title: Vice President

GRUPO AVAL ACCIONES Y VALORES S.A.

By	/s/ Nestor Humberto Martinez
Name: Nestor Humberto Martinez
Title: Attorney-in-Fact

EXHIBIT A

DEFINITIONS

“Account Agreement” shall mean an agreement (including related disclosure) between any of the Company’s Subsidiaries and any Person or Persons under which an Account is established and a Credit Card is issued to or on behalf of such Person or Persons.

“Accounts” shall mean all accounts under which purchases, cash advances or credit transactions may be or have been made by cardholders by means of Credit Cards.

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 11.01(a).

“Acquisition Agreement” shall mean an agreement (including a “contrato de adquirencia”) between any of the Company’s Subsidiaries and any merchant for the servicing of Credit Card transactions for the merchant’s locations.

“Action” means any claim, action, suit, arbitration, or any proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement (x) neither GECF nor GECC shall be deemed an Affiliate of the Acquiror, nor, after the Closing, of the Company or its Subsidiaries and (y) after the Closing, the Acquiror shall be deemed an Affiliate of the Company and its Subsidiaries.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit derived by the Indemnified Party in the taxable year that the Loss is sustained as the result of sustaining such Losses and the amount of such payment shall be increased to take into account any net Tax cost incurred by the recipient thereof in the taxable year of the receipt or accrual of the payment as a result of the receipt or accrual of the payment.

“Agreement” means this Stock Purchase Agreement, dated as of July 15, 2010, by and between GECF, GECC and the Acquiror, including the Disclosure Letter and the Exhibits, and all amendments to such agreement made in accordance with Section 12.09.

“American Airlines” means American Airlines, Inc. or any Affiliate thereof.

“American Express” means American Express Limited or any Affiliate thereof.

“Ancillary Agreements” means the Transition Services Agreement and the Tax Matters Agreement, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Assets” means the assets and properties that are owned, leased or licensed by the Company or any of its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, Colombia or Panama are required or authorized by Law to be closed.

“Capital Stock” means, collectively, (i) the Class A Preferred Shares (as defined in the Charter) of the Company, (ii) the Class B Preferred Shares (as defined in the Charter) of the Company and (iii) any stock into which such shares may thereafter be converted or exchanged.

“Charter” means the Memorandum and Articles of Association of the Company, as the same may be amended from time to time.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in Recital A.

“Company Intellectual Property” means the patents, statutory invention registrations, registered trademarks, registered service marks, domain name registrations, copyright registrations and invention disclosures (and all applications for registration of any of the foregoing) set forth in Section 4.15 of the Disclosure Letter; and, with respect to all other forms of Intellectual Property, all such Intellectual Property that is owned by the Company or any of its Subsidiaries.  For the avoidance of doubt, the “Company Intellectual Property” does not include the GECF Name and GECF Marks, or any domain name registrations comprising any of the GECF Name and GECF Marks.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.05.

“Consolidated Financial Statements” shall have the meaning set forth in Section 4.08(a).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Controlling Party” shall have the meaning set forth in Section 11.03(c).

“Credit Card” means a card that may be used by the holder to purchase goods and services and to obtain cash advances through open-end revolving credit, commonly known as a credit or charge card.

“Credit Card Party” means (i) any credit card company with which the Company or any of its Subsidiaries has an agreement or arrangement, including VISA, MasterCard, American Express, Discover or Diners Club, or (ii) any Person with which the Company or any of its Subsidiaries has a credit card co-branding agreement or arrangement, including American Airlines, PriceSmart, TACA or Wal-Mart.

“Debt” means (i) indebtedness for borrowed money, other than trade accounts payable and deposits, (ii) obligations under conditional sale as other title retention agreements relating to property, (iii) capitalized lease obligations, (iv) obligations under interest rate or currency hedging or other derivative transactions and (v) guarantees of any of the foregoing obligations.

“Deductible Amount” shall have the meaning assigned to such term in Section 11.01(b).

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Diners Club” means Diners Club International Ltd. or any Affiliate thereof.

“Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by GECF and GECC to the Acquiror and which forms a part of this Agreement.

“Discover” means Discover Financial Services, Inc. or any Affiliate thereof.

“Dispute” shall have the meaning set forth in Section 12.11(a).

“Effective Time” means the close of business of the Company and its Subsidiaries on the Business Day immediately prior to the Closing Date.

“Employee Matters Exhibit” means the provisions set forth in Exhibit D.

“Employee Plans” means (i) all material written employee benefit plans and all material written retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, severance, flexible benefit, or vacation plans, programs or agreements, which are sponsored, maintained or contributed to by any of the Company or its Subsidiaries, and (ii) all written individual employment, retention, termination, severance or other similar contracts to which any of the Company or its Subsidiaries is a party, in each case other than governmental plans or arrangements.

“End Date” shall have the meaning set forth in Section 10.01(d).

“Excluded Damages” shall have the meaning set forth in Section 11.08(a).

“Existing Specific Indemnity Claims” means each Specific Indemnity set forth in sub-sections 4 and 5 of Section 11.01(a)(iv) of the Disclosure Letter.

“FCPA” shall have the meaning set forth in Section 4.22(b).

“GE Indemnified Parties” shall have the meaning set forth in Section 11.02.

“GECC” means General Electric Capital Corporation, a Delaware corporation.

“GECF” shall have the meaning set forth in the Preamble.

“GECF Banker” shall have the meaning set forth in Section 4.20.

“GECF Name and GECF Marks” means the names or marks of GECF or any of its Affiliates, including “GE” (in block letters or otherwise), the GE monogram, “General Electric Company,” “General Electric Capital Corporation,” “GE Capital” and “General Electric,” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“GECF Shares” shall have the meaning set forth in Recital A.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” shall have the meaning set forth in Section 11.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.03(a).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, domain names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) intellectual property rights arising from or in respect of Software, (e) confidential and proprietary information, including trade secrets, processes and know-how, and (f) all intellectual property rights arising from or in respect of Technology.

“Interest Rate” means an interest rate per annum equal to the sum of (a) 1.50% (150 basis points); plus (b) the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“Interim Consolidated Financial Statements” shall have the meaning set forth in Section 4.08(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge of GECF” means the actual knowledge of the following Persons:  Ernesto Castegnaro, Federico Odio, Juan Carlos Paez, Eric Campos, Des O’Shea, Ana Chadwick, Alejandro de Iturbide, Alejandro Chamorro, Mario Ramírez, Roberto Fuentes, Carlos González, Raúl Cardenal, Enrique Madrigal, Jacobo Atala, Juan Carlos Paez, Rufino Zelaya, Ricardo Barrios, Alvaro Caldera, Gerardo Corrales, José Ignacio Cordero, Rodolfo Tabash and Vanessa Ford.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order, decree, directive or other requirement or rule of law (including common law).

“Leased Real Property” means any real property that is leased by the Company or any of its Subsidiaries.

“Leases” means real property leases, subleases and occupancy agreements covering any Leased Real Property.

“Liabilities” means any debt, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description and including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or other Person and including reasonable fees of attorneys, accountants or other experts).

“MasterCard” means Mastercard International Incorporated or any Affiliate thereof.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to:

(a) an event or circumstance or series of events or circumstances affecting (i) any or all of the Relevant Countries or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of any or all of the Relevant Countries or (iii) any of the industries generally in which the Company or any of its Subsidiaries operates (including the banking industry, credit card industry, or financial services industry, generally);

(b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Agreements, including effects related to compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and any adverse effect proximately caused thereby and relating to (A) loss of, or disruption in, any customer, supplier, licensor, licensee, distributor, Credit Card Party and/or vendor relationships, or (B) loss of personnel;

(c) any changes in applicable Law or U.S. GAAP, or accounting principles, practices or policies the Company or its Subsidiaries are required to adopt as a result of changes in applicable law or U.S. GAAP, or the enforcement or interpretation thereof by any applicable Governmental Authority;

(d) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with Acquiror’s consent;

(e) the effect of any action taken by Acquiror or its Affiliates with respect to the transactions contemplated hereby or with respect to GECF, the Company or any of its Subsidiaries or their respective Affiliates;

(f) any acts of God, including any earthquakes, hurricanes, tornadoes, or other natural disasters, or any other damage to or destruction of Assets caused by casualty;

(g) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions;

(h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or

(i) any adverse change or effect that is cured prior to Closing shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; except in the case of clause (a) to the extent such event or circumstance has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole in any or all of the Relevant Countries, relative to other Persons in the industry.

“Material Contract” means (i) any agreement that contains a legal obligation of the Company or its Subsidiaries to purchase goods, products or services from a supplier that GECF and GECC reasonably expect will result in purchases in an aggregate amount that exceeds $5,000,000 annually, except for agreements entered into in the ordinary course of business with merchants with respect to the credit card acquiring business, (ii) any lease by or to the Company or its Subsidiaries, which lease GECF and GECC reasonably expect will result in an annual rent equal to or greater than $500,000, (iii) except with respect to any funding or similar agreement or arrangement with a bank, financial institution or otherwise, which shall be referenced exclusively by clause (iv) below, any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than (A) relating to demand, savings, or time deposits accepted in the ordinary course of business, (B) with an aggregate outstanding principal amount not exceeding $10,000,000 or (C) any agreement under which the Company or its Subsidiaries act as creditors, (iv) any funding or similar agreement or arrangement with a bank, financial institution or otherwise with an outstanding principal amount exceeding $10,000,000, (v) any material partnership, joint venture or other similar agreement or arrangement, (vi) any agreement relating to the acquisition or disposition of any business or assets exceeding $5,000,000 (whether by merger, sale of stock or assets, or otherwise), except for the acquisition of assets in the ordinary course of business, (vii) any agreement that contains covenants limiting the ability of the Company or its Subsidiaries in any material respect to engage in any line of business or to compete with any Person, (viii) any agreement entered into with any Credit Card Party, (ix) any agreement establishing a correspondent bank relationship with any financial institution, (x) any contracts with respect to a Derivatives Transaction to which the Company or any of the Company’s Subsidiaries is a party the primary purpose of which is for the hedging of risk by such entity and which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement, (xi) any credit card co-branding agreement, or (xii) any agreement (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $50,000 or less) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property.

“Minority Interest” means any equity interest in the Company or any of its Subsidiaries owned beneficially or of record by any Person other than (i) GECF, GECC or any of their respective Affiliates or (ii) the Minority Shareholder or any of its Affiliates.

“Minority Shareholder” shall have the meaning set forth in Recital A.

“Non-Competition Covenant” shall have the meaning set forth in Section 8.01.

“Organizational Documents” means the certificate of formation, certificate of incorporation, memorandum and articles of association, by-laws, limited liability company agreement, limited partnership agreement, by-laws or similar organizational documents as amended, which establish the existence, authority and rules for corporate governance for an entity under the applicable Law of the entity’s jurisdiction of organization or registration.

“Owned Real Property” means any real property owned by the Company or its Subsidiaries.

“Permits” shall have the meaning set forth in Section 4.13(a).

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances affecting real property not materially interfering with the use or materially impairing the value of such real property; (e) Liens not created by GECF, the Company or its Subsidiaries that affect the underlying fee interest of any Leased Real Property; (f) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the Assets; (g) Liens resulting from any facts or circumstances relating to the Acquiror or its Affiliates; and (h) any set of facts with respect to Real Properties that an accurate up-to-date survey would show, provided such facts do not materially interfere with the use or materially impair the value of such Real Property.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“PriceSmart” means PriceSmart, Inc. or any Affiliate thereof.

“Purchase Price” shall have the meaning set forth in Section 3.02.

“Real Properties” shall mean, collectively, the Owned Real Property and the Leased Real Property.

“Reference Balance Sheet” shall have the meaning set forth in Section 4.08(a).

“Regulatory Approvals” means the approvals set forth in Section 9.01(b)(i) of the Disclosure Letter.

“Related Parties” means , with respect to any Person, any Affiliate of such Person, the beneficial owner of 30% or more of any class of equity securities of such Person or any director or officer of such Person or any of its Affiliates or members of the “immediate family”

(as such term is defined in Rule 16a-1 of the United States Securities and Exchange Act of 1934, as amended) of such director or officer.

“Relevant Country” means each one of the following countries and territories: Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama.

“Remaining Shares” shall have the meaning set forth in Recital A.

“Reports” shall have the meaning set forth in Section 4.12.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Notices” means the notices set forth in Section 9.01(b)(ii) of the Disclosure Letter.

“Required Third Party Consents” shall have the meaning set forth in Section 6.06(f).

“SAP” means, with respect to any Company, the generally accepted accounting principles and regulations in force in Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica, Panama, Mexico, Grand Cayman, Bahamas, or British Virgin Islands, applicable to the Subsidiaries, as modified by any applicable rule or regulation issued by a Governmental Authority with jurisdiction over the Subsidiaries.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Management” means the individuals set forth on Section 6.01(d)(xi) of the Disclosure Letter.

“Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement dated as of June 25, 2009, by and among the Company, the Minority Shareholder, Vintage Properties Limited, a British Virgin Islands international business company, Carlos Pellas, Ernesto Castegnaro Odio and GECF, as amended, supplemented or otherwise modified.

“Shares” shall have the meaning set forth in Recital A.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Specific Indemnity Cap” means $125,000,000.

“Specific Indemnity” has the meaning set forth in Section 11.01(a)(iv).

“Specific Indemnity Third Party Claim” has the meaning set forth in Section 11.03(c).

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority economic interest, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“TACA” means TACA International Airlines, S.A. or any Affiliate thereof.

“Tax” or “Taxes” shall have the meaning set forth in Section 1 of the Tax Matters Agreement.

“Tax Matters Agreement” means an agreement with respect to Tax matters in the form set forth in Exhibit C.

“Tax Returns” shall have the meaning set forth in Section 1 of the Tax Matters Agreement.

“Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how,  research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software.

“Third Party Claim” shall have the meaning set forth in Section 11.03(a).

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transition Services Agreement” shall have the meaning set forth in Section 6.09.

“U.S. GAAP” means the generally accepted accounting principles used in the United States.

“VISA” means Visa International Service Association or any Affiliate thereof.

“Wal-Mart” means any of (i) Operadora del Oriente S.A. de C.V. or any Affiliate thereof, (ii) Corporación Supermercados Unidos, S.A. or any Affiliate thereof or (iii) Carhco B.V. or any Affiliate thereof.